Exhibit 99.1

CONTENTS
CALL PARTICIPANTS	2
PRESENTATION	3
QUESTION AND ANSWER	7

PFSweb Inc. NasdaqCM:PFSW

FQ1 2014 Earnings Call Transcripts

Wednesday, May 07, 2014 3:00 PM GMT

WWW.SPCAPITALIQ.COM COPYRIGHT © 2014, S&P CAPITAL IQ, A PART OF MCGRAW HILL FINANCIAL.	1

PFSWEB INC. FQ1 2014 EARNINGS CALL - PRELIMINARY COPY MAY 07, 2014

Call Participants

EXECUTIVES

Michael C. Willoughby

Chief Executive Officer and Director

Thomas J. Madden

Chief Financial Officer, Chief

Accounting Officer and Executive Vice

President

ANALYSTS

George F. Sutton

Craig-Hallum Capital Group LLC,

Research Division

Mark Nicholas Argento

Lake Street Capital Markets, LLC,

Research Division

R. Scott Tilghman

B. Riley Caris, Research Division

WWW.SPCAPITALIQ.COM COPYRIGHT © 2014, S&P CAPITAL IQ, A PART OF MCGRAW HILL FINANCIAL.	2

PFSWEB INC. FQ1 2014 EARNINGS CALL - PRELIMINARY COPY MAY 07, 2014

Presentation

Operator

Good morning, everyone, and thank you for participating in today’s conference call to discuss PFSweb’s Financial Results for the First Quarter Ended March 31, 2014. Joining us today are PFSweb’s CEO, Mr. Michael Willoughby; and the company’s CFO, Mr. Thomas Madden. Following their remarks, we’ll open the call for your questions.

Before we go further, I would like to make the following remarks concerning forward-looking statements. All statements in this conference call other than historical facts are forward-looking statements. The words anticipate, believe, estimate, expect, intend, will, guidance, confidence, target, project and other similar expressions typically are used to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and may involve and are subject to risks, uncertainties and other factors that may affect PFSweb’s business, financial condition and operating results, which include, but are not limited to the risk factors and other qualifications contained in PFSweb’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by PFSweb with the Securities and Exchange Commission, to which your attention is directed. Therefore, actual outcomes and results may differ materially from those which are expressed or implied by these forward-looking statements. PFSweb expressly disclaims any intent or obligation to update these forward-looking statements.

During the call, we may also present certain non-GAAP financial measures, such as EBITDA, adjusted EBITDA, non-GAAP net income, Service Fee Equivalent Revenue, merchandise sales and certain ratios that use these measures. In our press release with the financial tables issued earlier today, to which your attention is directed on our website at pfsweb.com, you can find our definition of these non-GAAP financial measures, a reconciliation of these non-GAAP financial measures with the closest GAAP measures and a discussion about why we think these non-GAAP measures are relevant. These financial measures are included for the benefit of investors and should be considered in addition to and not instead of GAAP measures. I would like to remind everyone that this call will be available for replay through May 21, 2014, starting at 2:00 p.m. Eastern this afternoon. A webcast replay will also be available via the link provided in today’s press release, as well as available on the company’s website at www.pfsweb.com. Any redistribution, retransmission or rebroadcast of this call in any way without the expressed written consent of PFSweb, Inc. is strictly prohibited.

Now I would like to turn the call over to the Chief Executive Officer of PFSweb, Mr. Michael Willoughby. Sir, please go ahead.

Michael C. Willoughby

Chief Executive Officer and Director

Thank you, Luke, and good morning, everyone. As you saw before the open of the market today, we issued a press release announcing our financial results for the first quarter ended March 31, 2014. The momentum that we established in our business in 2013 has carried into the first quarter of 2014. Higher project activity and operating efficiencies with existing clients helped us achieve stronger service fee revenue and operating margins than expected during the quarter. However, the previously announced client transitions and expected decline in lower margin product revenue continue to weigh on our top and bottom lines on a comparative basis versus the prior year.

Before I comment further, I’d like to turn the call over to Tom to discuss our financial results for the first quarter of 2014. And then following Tom’s remarks, I’ll return to discuss some additional highlights, provide a business development overview and open the call for your questions. Tom?

Thomas J. Madden

Chief Financial Officer, Chief Accounting Officer and Executive Vice President

Thanks, Mike, and good morning, everyone. As Mike indicated, I’ll spend some time providing additional color on the first quarter results reported earlier today, as well as our outlook for the remainder of 2014. Before doing so, I’d like to remind everyone, especially newcomers to the PFSweb story, that when we provide discussions about our financial results, we often discuss our Service Fee Equivalent Revenue performance. This non-GAAP metric is calculated by taking our service fee revenues, which is the primary business activity that we perform, and adding the gross profit on our product revenue business so that both businesses can be measured on a similar service fee basis. Another item I want to

WWW.SPCAPITALIQ.COM COPYRIGHT © 2014, S&P CAPITAL IQ, A PART OF MCGRAW HILL FINANCIAL.	3

PFSWEB INC. FQ1 2014 EARNINGS CALL - PRELIMINARY COPY MAY 07, 2014

remind everybody about is that as we said and communicated our targets for our executive performance during calendar year 2014, it was anticipated that our revenue and operating margins would decrease on a year-over-year basis during the first half of 2014 due to the impact of the previously announced client transitions. Then we anticipate an improvement on a year-over-year basis in the second half of the year when we anniversary the impact of these transitions and start experiencing a benefit of new and expanded client relationships, including the U.S. Mint rollout scheduled to the third quarter.

So the overall good news for the first quarter 2014 is that while we are down on a year-over-year basis, which is what was expected, our results were actually better than originally anticipated, driven by higher service fee activity, including increased project work, as well as operating efficiencies.

Our total consolidated revenue for the first quarter decreased by 9% to $57.2 million. Most of this consolidated revenue decrease was caused by a decline in our product revenue as a result of the continuing restructuring activity by our remaining product revenue client. Our service fee revenue decreased slightly year-over-year. However, this primary segment of our business actually performed quite well, excluding the impact of the client transitions. The combined impact of the reduced product revenue activity and service fee revenue resulted in a decrease to our Service Fee Equivalent Revenue of 4% to $28.8 million compared to the same period of 2013.

On a pro forma basis, excluding the impact of the client transitions, our Service Fee Equivalent Revenue was actually up 22% versus the prior year as a result to the revenues generated from new and expanded client relationships, as well as the higher-than-expected project activity. Our service fee gross margin in the first quarter was 30.4%. This gross margin performance is at the high end of our targeted range and was achieved primarily due to operating efficiencies with existing clients and an increased level of higher-margin project work. The margin was down somewhat versus the prior year due to the prior year amount including the benefit of certain client transition-related activity.

SG&A expenses during the first quarter decreased 14% to $11 million compared to 2013. This decrease was primarily due to the $2.3 million in restructuring and other charges as a result of a reduction in professional and operational headcount that we incurred in the first quarter of 2013. Excluding the impact of the restructuring and other charges in the prior year, our SG&A was actually up slightly about $0.5 million, largely the result of non-cash stock compensation charges, as well as depreciation expense.

Adjusted EBITDA in the first quarter 2014 decreased 23% to $2.2 million, which was again primarily attributable to the impact of the client transitions. Net loss in the first quarter of 2014 was $1.8 million or $0.11 per diluted share, compared to a net loss of $2.6 million or $0.20 per diluted share in the same period of 2013. Again, net loss from the first quarter of 2014 included approximately $0.8 million in stock-based compensation expense compared to approximately $0.3 million in stock-based compensation last year, and last year also included a $2.3 million in restructuring and other charges. So excluding stock comp expense, our non-GAAP net loss in the first quarter 2014 was approximately $1 million or $0.06 per diluted share compared to non-GAAP net income of $21,000 or approximately breakeven in the year-ago quarter.

Now we’ll take a quick look at the balance sheet. At March 31, 2014, cash and cash equivalents totaled $23.8 million compared to $22.4 million at December 31, 2013. Total debt decreased slightly to $11 million compared to $11.1 million at the end of 2013. So a slight improvement on a net cash to debt basis. Our cash continues to be aided in part from the timing of certain cash collections received by PFSweb from our client customers — clients’ customers that are then later remitted to our clients. During the first quarter, we also renewed our U.S. credit facilities with Comerica, Wells Fargo and IBM Global Finance. With respect to Comerica, we extended the facility for 2 years and increased our financing capacity from a maximum borrowing level at peak from $12.5 million previously to new agreement of $20 million today. In addition, we also obtained $2 million of incremental capital expenditure funding. Our facilities with Wells Fargo and IBM, both of which support our product revenue business segment, were also renewed but they were reduced in size as the lower business volumes have resulted in less working capital needs. We continue to believe that our relationship with all of our banking partners remains strong.

At this time, we are reiterating our previously announced target for 2014 Service Fee Equivalent Revenue to be in the range of $127 million to $133 million, and adjusted EBITDA to be in the range of $12 million to $14 million. And just to remind everyone again, excluding the remaining impact of our client transitions from last year, the 2014 Service Fee Equivalent Revenue targets reflect an estimated increase in fees generated from our current and projected new clients of more than 20% versus 2013, while our product revenue segment is expected to continue to decline annually by approximately 20%.

WWW.SPCAPITALIQ.COM COPYRIGHT © 2014, S&P CAPITAL IQ, A PART OF MCGRAW HILL FINANCIAL.	4

PFSWEB INC. FQ1 2014 EARNINGS CALL - PRELIMINARY COPY MAY 07, 2014

Gross margins in our Service Fee business are also expected to be within our targeted range of 25% to 30%. We are focused on continuing to increase our level of higher-margin service fee activity, including our agency and technology-related services, to help offset other lower margin activities. We expect our gross margin in the product revenue side to be approximately 6%.

It is important to mention that while project activity was strong in the first quarter, we do not expect the magnitude of this activity to continue in the second quarter. As such, we currently expect our Service Fee Equivalent Revenue and operating margin to be lower in Q2 than Q1. However, on a comparative basis, we expect to complete our rebound from the impact to the client transitions in the third quarter of 2014 and believe we will further benefit from the onset of new client contracts, including the U.S. Mint, which remains on track to go live in late Q3. Therefore, we continue to expect to see strong year-over-year improvements as we head into the second half of 2014 and on into 2015.

We remain firm on our long-term target to grow Service Fee Equivalent Revenue at a rate of 20% or more. With the leverage we believe we can generate from our existing infrastructure and higher-margin services, we are targeting that this incremental revenue will result in an adjusted EBITDA contribution in the mid- to high teens range as a percent of the incremental service fee revenue. If successful, this would allow us to steadily improve our adjusted EBITDA performance as a percent of Service Fee Equivalent Revenue from a level of approximately 9% in 2013 to a range of 12% to 14% as we look to the future.

This concludes my prepared remarks. Now I’ll turn the call back over to Mike for some further comments on the recently completed quarter, as well as an overview of the business development highlights and some closing remarks. Mike?

Michael C. Willoughby

Chief Executive Officer and Director

Thanks, Tom. As I mentioned in my opening remarks, we were very pleased with the results of the first quarter as we experienced stronger service fee revenue and operating margin than we anticipated. While we have not launched any new eCommerce programs since the short time since our last call in March, we currently have 4 new programs in implementation that are scheduled to go live periodically over the next 3 to 6 months, including the replatforming project for the United States Mint. In addition, we have some additional activity — implementation activity applicable to expansion of the existing clients into additional countries. We now have a total of 82 client programs live around the world, with 30 of them using our End2End solutions.

In January, we went live with an End2End solution for airweave, a luxury Japanese brand specializing in high-quality mattress products. This deal represents the first client win from our working relationship with transcosmos. We are also on target to complete our initial technology deployment and operational integration with the transcosmos Partner Network in 2014. While we are completing the technical and operational preparations, we will continue to work closely with transcosmos to identify and develop eCommerce opportunity in North America, Europe, and also in Asia, and help brands take advantage of the eCommerce growth in all of these global markets.

As we recently announced, in February, we signed a new eCommerce services contract with Modnique fashion retailer of designer merchandise. This contract includes 2 new eCommerce programs providing online fulfillment services in the U.S. and in Europe. The services include pick-pack-and-ship, inventory management, returns processing and special handling services for footwear and apparel products. We expect to begin seeing the financial benefit from this new client in the later stages of the second quarter.

In addition to new client wins, we also continue to help our existing customer base grow as new brands are introduced. During the quarter, we signed the ninth brand from one of our most well-known relationships with a major health and beauty manufacturer. Very similar to their sister brands, we will be providing a custom eCommerce solution complete with order management, financial services, customer care and order fulfillment. We are currently in the process of implementation, and expect to go live with this program in the summer at which point we look forward to announcing this great new brand. We are also excited to be working on the project to replatform the current United States Mint program through our End2End solution. With the discovery and design portion of the deployment phase essentially complete, we have begun the build base and expect to launch this program late in the third quarter of 2014. This 10-year contract consists of a 1 year development project plus a 5-year initial support period, followed by a series of 1-year extensions. As indicated previously, we expect the U.S. Mint to initially contribute service fee revenue of approximately $17 million to $20 million annually.

WWW.SPCAPITALIQ.COM COPYRIGHT © 2014, S&P CAPITAL IQ, A PART OF MCGRAW HILL FINANCIAL.	5

PFSWEB INC. FQ1 2014 EARNINGS CALL - PRELIMINARY COPY MAY 07, 2014

In addition to recent client wins, our new business pipeline remains healthy and includes increased opportunities in the European, and more recently, Canadian markets. Given a steady pipeline of opportunity, recent client wins and, of course, the ramp of the U.S. Mint business, we believe we are well positioned to strengthen our financial performance as we exit 2014 and as we look ahead to 2015. We expect our proven ability to continuously improve our clients’ sales channels through technology, agency and infrastructure services, as well as access to our world-class technology ecosystem will ultimately define our company as a leading omni-channel Commerce and business outsourcing provider across the globe.

And finally, before wrapping up my comments, I’d like to comment on our recently appointed board member, Monica Luechtefeld. Monica has more than 20 years of executive leadership experience and is a recognized industry leader in eCommerce and digital media. Her impressive operations, technology, business development and online retail experience in the U.S. and Europe will be a valuable asset to our organization, coupled with her vast array of industry affiliations, we are eager to leverage her experience as we grow our global presence and align our services to support current and future client needs.

With those prepared comments, Tom and I would like to open the call for questions and answer session. Luke?

WWW.SPCAPITALIQ.COM COPYRIGHT © 2014, S&P CAPITAL IQ, A PART OF MCGRAW HILL FINANCIAL.	6

PFSWEB INC. FQ1 2014 EARNINGS CALL - PRELIMINARY COPY MAY 07, 2014

Question and Answer

Operator

[Operator Instructions] Your first question today will come from the line of Mark Argento of Lake Street Capital Markets.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

A couple of questions focused on — going to work backwards I guess, from your comments. In terms of the international opportunity, Mike, I know you had mentioned Europe and Canada. Could you talk a little bit about those markets? Do you have infrastructure in — I know you have some infrastructure already in Europe, talk about your ability to address those markets, how you can provide those services into those areas?

Michael C. Willoughby

Chief Executive Officer and Director

So I think when we look across our network, we believe we have sufficient capacity in our functional areas to onboard the client opportunities that we see ahead of us. We also have a strong pipeline of incremental space capacity available to us in each market that we serve. So if you look at the real estate market, what we have access to in Toronto and what we would have access to in the Liege, Belgium region where our facilities are located in Western Europe. In addition to the capacity we have in our current network, we believe we have ready access to additional buildings that we could lease. And our experience has been that we would have the ability to lease a new building or a portion of a new building and outfit it appropriately within the critical path of an on-boarding project. So between the fact that we have this inventory of available capacity in the market plus the capacity we have in our own network, we feel like we’re adequately prepared to onboard all the client opportunities that we have in front of us. The other capacity question has to do with special services capacity, project management bandwidth, technology services and that is an area where we have been making some incremental investments in Europe particularly in order to be prepared for what we saw as an increase in that market. We have seen an increase in opportunities within our pipeline in Europe and also in Canada. And so we feel like we have made the appropriate moves to be able to respond to the opportunities as they increase in those 2 geographies

Thomas J. Madden

Chief Financial Officer, Chief Accounting Officer and Executive Vice President

And just to give you a little bit more information, obviously, we’ve been operating in Europe for quite some — both Canada and Europe for quite some time. Our operation currently in Europe is over a couple hundred thousand square feet of warehouse space and has a large team over there. As we’ve talked about on prior calls, we’re just starting to see over the last 12 to 18 months the expansion opportunities within the eCommerce marketplace there. So we’ve got a good strong infrastructure there today, as Mike indicated, opportunities increase that as the leads demand.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

Are you pitching new to you business, new client business in that market, or is this kind of an add-on service extension to an existing customers?

Michael C. Willoughby

Chief Executive Officer and Director

It would be both. As I indicated in my comments, continue to see strong interest from our current clients, asking us to help them expand geographically and adding new brands from their portfolio to our programs that we’re supporting for them. But we also are seeing strong interest from new clients in both Europe and Canada. And Canada is an interesting case. As a percentage, I guess, of kind of what we’ve seen there we’ve seen an increase that is a little bit unexpected and encouraging for us. It seems possible from what we’re seeing in our pipeline that, that market may be heating up as well, which will be welcomed considered they’ve been there for such a long time really waiting for the market to mature and present kind of the large opportunities that we have seen in the U.S. So we’re very encouraged by the activities we’ve seen in both geographies.

WWW.SPCAPITALIQ.COM COPYRIGHT © 2014, S&P CAPITAL IQ, A PART OF MCGRAW HILL FINANCIAL.	7

PFSWEB INC. FQ1 2014 EARNINGS CALL - PRELIMINARY COPY MAY 07, 2014

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

Okay, and then looking at the existing services business right now, it’s a same-store customer basis, or same customer basis, 22% growth in the quarter. I think you guys did roughly 25% in the December quarter. Can you talk a little bit about what you’re seeing in terms of gross merchandise volume, so kind of overall kind of throughput in terms of growth, and then talk a little bit about — I know you have these service implementation revenues that run through that service fee line, and if that impacted the growth rate at all this quarter relative to Q4?

Thomas J. Madden

Chief Financial Officer, Chief Accounting Officer and Executive Vice President

First question regarding the throughput, it’s always a little hard to quantify this. When we do so and what we did at the end of December, we really looked at clients that we were supporting in both the same periods. So really a same-store evaluation. And as we have both B2B and B2C clients, our focus on what we communicated previously was more on the B2C side. During the March quarter, we saw our same-store sales for our B2C clients increase a little over 20% year-over-year. Our B2B activity was generally in-line or maybe at a little bit of growth on a year-over-year basis. So that’s why kind of at an overall service fee standpoint, we saw a little 20% growth performance year-over-year.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

And then just remind us, B2B versus B2C in the services line, what’s the roughly the break out, is it 60/40, 70/30?

Thomas J. Madden

Chief Financial Officer, Chief Accounting Officer and Executive Vice President

It’s about 80% of our revenues generated from B2C and around 20% is our B2B activity. And that’s on a Service Fee Equivalent standpoint, obviously, that product revenue piece is all a B2B focus. So yes, I’m providing those numbers, I’ll be talking more about the service fee equivalent activity.

Operator

[Operator Instructions] Your next question will come from the line of George Sutton of Craig-Hallum.

George F. Sutton

Craig-Hallum Capital Group LLC, Research Division

Could you talk about the projects work you saw this quarter, give a little bit more clarity as to what that was and how that’s going to look different in Q2? Just wanted to make sure I understood that.

Michael C. Willoughby

Chief Executive Officer and Director

So at a high-level, the project work that we saw in Q1 consisted of some promotional activity that was a little unusual and unexpected that required some preparatory work in the facility. There were also some reconfigurations that we were doing for clients coming out of the holiday period based on kind of growth projections that they had and special projects that they needed us to do. And I guess the last category would be certain post-holiday inventory consolidations or reconfigurations that we were doing. As we continue to experience these holiday periods, I think we might refine our ability to see — to project what happens in Q1 around some of the project activities, since some of these were directly related to activities happening in the holiday and what we needed to do coming out of Q4 last year, why we think we can refine that in the coming years. But at this point, roughly half or so of the projects were kind of promotional or unexpected from that perspective and then half would be related to reconfigurations and inventory movements coming out of Q4.

WWW.SPCAPITALIQ.COM COPYRIGHT © 2014, S&P CAPITAL IQ, A PART OF MCGRAW HILL FINANCIAL.	8

PFSWEB INC. FQ1 2014 EARNINGS CALL - PRELIMINARY COPY MAY 07, 2014

George F. Sutton

Craig-Hallum Capital Group LLC, Research Division

Okay, and then a couple of updates, I wondered if you haven’t really addressed yet, I know you are working on a negotiation with your large non-service fee customer to try to change the economics a bit there. Could you give us an update on progress? And then TJX is obviously a very important upcoming customer. Can you just give us a sense of where that stands relative to your expectations?

Thomas J. Madden

Chief Financial Officer, Chief Accounting Officer and Executive Vice President

This is Tom. I’ll take the first part on the Ricoh contract activities that represents our large product revenue client as we’ve discussed previously, it’s anticipated that our contract is up for renewal at the end of this year. And as we move into the summer months, we’ll start having further discussions with the client in regards to modifying the contract terms to hopefully allow us to move that contract into its current product revenue reporting into a service fee model going forward. So we have not had a lot of discussions over the last 2 months since our last call. It’s really being geared up for discussion later on this year as we work with them to try to craft a new solution that meets our need and desire, as well as theirs.

Michael C. Willoughby

Chief Executive Officer and Director

And then George, with regard to the TJX question, one thing I do is point you to their public comments that they’ve made about the program. They continue to be encouraged by the early results and committed to the program. I think we had said last year that we believe that they would have a fairly conservative launch as they were completing the details of the program and then ramping it up. There are lots of unusual processes with this particular program because of the nature of the inventory that they’re selling and the kind of velocity that they experience. And so I think that held true that they had a fairly conservative ramp. Although they indicated in their comments that the performance of the programs sort of exceeded their expectations late last year. We do expect that they will step on the gas this year and start to increase inventory levels and broaden this SKU mix. I do believe that they will continue to evaluate the performance of the program and use this as a base case for launching other brands that they have in their portfolio. So I think they’re going to want get it thoroughly right before they pull the trigger on bringing additional brands into the mix. So I think our expectations for the contribution for TJX this year continues to be obviously on the conservative side given the potential of the program, but I think it really just reflects their desire to be very thorough and to have it — the program operating at top effectiveness before they scale up both within this TJ Maxx brand and more importantly adding additional brands. We do continue to have the ability to onboard the additional brands, Homegoods and Marshalls, but we have no specific timeline on that at this point. As the program matures this year, we would hope to work with TJX to define a timeline and be able to discuss that with you. But at this point, we would include in our expectations for this year just the TJX brand — TJ Maxx brand, sorry.

Operator

Your next question will come from the line of Scott Tilghman with B. Riley.

R. Scott Tilghman

B. Riley Caris, Research Division

I wanted to start by following up on the last question. Mike, you mentioned that TJX is looking to sort of figure out if they got it right before stepping on the gas. Presumably you’ve had other clients in the past that have taken a soft launch approach and then expanded their offerings, not necessarily had the other brands to bring onboard. But I’m wondering if you have any sense, given past experience, how long it takes for companies to actually make the determination as to whether they have it right or not, especially given that TJX has early spring, well, their first holiday and now early spring under its belt?

WWW.SPCAPITALIQ.COM COPYRIGHT © 2014, S&P CAPITAL IQ, A PART OF MCGRAW HILL FINANCIAL.	9

PFSWEB INC. FQ1 2014 EARNINGS CALL - PRELIMINARY COPY MAY 07, 2014

Michael C. Willoughby

Chief Executive Officer and Director

Right, just to be clear, I think that their evaluation has more to do with the sort of inventory model and procuring inventory, moving into the facility than it does the kind of the operational component and that’s what makes this program really unique. If you think about it, the TJ Maxx store, they’re doing all of these special buys of closeout inventory or end-of-life product or just sort of overstock items and every time you go into a store, it’s a treasure hunt, you never know necessarily what you’re going to see, and they’re replicating that same model online which makes it a really very unique model. In I think that also makes somewhat difficult for us to predict compared to other clients how it could ramp-up and that the processes that they are refining, really have to do with how effective can they be at purchasing product and bringing it into the program and particularly into the facility, sort it out appropriately, merchandise it properly and those sort of things. I think early results are very encouraging, but I think that they’re a conservative company and before they fully step on the gas, they want to make sure that they have a model that they can replicate easily, that they could scale and that brings that treasure hunt phenomenon online in an effective way. And we’re excited to partner with them with that, but it is a little bit of a journey. And so I think to an extent, it should be a device using comparable as a way to try to predict how the program would ramp-up. We’re just going to be happy to travel the journey with them. They’re such a large company with such great potential and try to be there for them as they pull the trigger on some of these other brands.

R. Scott Tilghman

B. Riley Caris, Research Division

That’s helpful. Second, I wanted to touch on 2 modeling questions just in terms of trends through second quarter and third quarter. You mentioned revenues down, sounds like a little bit more in second quarter, given the timing of some of the project work. I’m wondering as you look to the third quarter if you would expect revenues down or up given the late quarter launch of the U.S. Mint? And then further down the income statement, also looking at G&A, your restructuring work last year. You had some additional costs associated with the projects this first quarter. How do you think about G&A over the second quarter and third quarter before we get to the all-important fourth quarter?

Thomas J. Madden

Chief Financial Officer, Chief Accounting Officer and Executive Vice President

So as I take a look at — as my comments earlier indicated we do expect Q2 to be down both from a Service Fee Equivalent standpoint as well as operating margin. We do expect an improvement in Q3 as we onboard the U.S. Mint activity, as well as certain other new or expanded client relationships. So we do expect an uptick in Q3, and then further uptick in Q4 as we get a full quarter of the U.S. Mint, as well as all the seasonal activities from our existing client levels.

R. Scott Tilghman

B. Riley Caris, Research Division

When you say uptake in third quarter, do you mean on a year-over-year basis?

Thomas J. Madden

Chief Financial Officer, Chief Accounting Officer and Executive Vice President

Yes, it should be on a year-over-year basis because we have pretty much anniversaried the full impact of those client transitions, so the last primary component of that client transition activity really occurred in early part of Q3. So we’ll have anniversaried the impact of that and move forward with a cleaner slate as we look at Q3 going forward. From an SG&A standpoint, our comments earlier in the year were that we kind of expect our SG&A levels to be relatively stable with last year’s overall SG&A, even with the higher Service Fee Equivalent Revenue that’s expected this year. Last year’s number, if you exclude the restructuring charges, is somewhere around $43.5 million to $44 million or about $11 million per quarter, and I currently expect that that’s going to going to be somewhere in the run rate of what we expect during this year. Our objectives as we look to the future is really to leverage off the existing infrastructure of the business, generate that improved revenue and gross margin contribution from new and expanded relationships with minimal increase from an SG&A standpoint to drive as much as possible to the bottom line. So at this point, I feel like we were — see relative stability in that SG&A number, at least for the next couple of quarters.

R. Scott Tilghman

B. Riley Caris, Research Division

And that actually ties in perfectly to my last question when you talked about the opportunity for EBITDA margin improvement from the 9% last year to low to mid-teens in the medium-term. Obviously, part of that is strictly a function of how many clients you can onboard. How much of that improvement do you think you can get with the pipeline you have today?

WWW.SPCAPITALIQ.COM COPYRIGHT © 2014, S&P CAPITAL IQ, A PART OF MCGRAW HILL FINANCIAL.	10

PFSWEB INC. FQ1 2014 EARNINGS CALL - PRELIMINARY COPY MAY 07, 2014

Michael C. Willoughby

Chief Executive Officer and Director

Well, I think, it’s going to come from a combination of things. The pipeline that we have today does have these professional services opportunities where we believe we can increase our margins through a higher percentage of agency services and technology services. And so we would be encouraged to continue to see those opportunities and possibly even more opportunities as we continue to engage on standalone basis for technology services deals or agency deals. So that’s encouraging. I also think that in the medium-term, we have the ability through our M&A strategy, to acquire agency components or technology services capabilities to accelerate that growth in those professional services areas, and that would be part of our plan in the medium-term to affect that margin percentage.

Thomas J. Madden

Chief Financial Officer, Chief Accounting Officer and Executive Vice President

And one other point would be that especially if we look at 2015, we expect to have a full year of contribution from the U.S. Mint next year as opposed to just a little over a quarter activity in 2014. So that is expected to generate solid Service Fee Equivalent Revenue increases and gross margin contributions from that client just being there for the whole period of time in addition to the pipeline that we’ve been talking about.

Operator

And ladies and gentlemen, that does conclude our question-and-answer session. I would now like to turn the call back to Mr. Willoughby for closing remarks.

Michael C. Willoughby

Chief Executive Officer and Director

Thank you, Luke. I’d like to thank everyone who attended the call today. We continue to be very excited with the positive developments in our business, and we’re fully committed to increasing shareholder value as we proceed through the year. Look forward to speaking with you next time. Have a good day.

Operator And thank you. Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time and thank you for your participation.

WWW.SPCAPITALIQ.COM COPYRIGHT © 2014, S&P CAPITAL IQ, A PART OF MCGRAW HILL FINANCIAL.	11

PFSWEB INC. FQ1 2014 EARNINGS CALL - PRELIMINARY COPY MAY 07, 2014

The information in the transcripts (“Content”) are provided for internal business purposes and should not be used to assemble or create a database. The Content is based on collection and policies governing audio to text conversion for readable “Transcript” content and all accompanying derived products that is proprietary to Capital IQ and its Third Party Content Providers.

The provision of the Content is without any obligation on the part of Capital IQ, Inc. or its third party content providers to review such or any liability or responsibility arising out of your use thereof. Capital IQ does not guarantee or make any representation or warranty, either express or implied, as to the accuracy, validity, timeliness, completeness or continued availability of any Content and shall not be liable for any errors, delays, or actions taken in reliance on information. The Content is not intended to provide tax, legal, insurance or investment advice, and nothing in the Content should be construed as an offer to sell, a solicitation of an offer to buy, or a recommendation for any security by Capital IQ or any third party. In addition, the Content speaks only as of the date issued and is based on conference calls that may contain projections of other forward-looking statements. You should not rely on the Content as expressing Capital IQ’s opinion or as representing current information. Capital IQ has not undertaken, and do not undertake any duty to update the Content or otherwise advise you of changes in the Content.

THE CONTENT IS PROVIDED “AS IS” AND “AS AVAILABLE” WITHOUT WARRANTY OF ANY KIND. USE OF THE CONTENT IS AT THE USERS OWN RISK. IN NO EVENT SHALL CAPITAL IQ BE LIABLE FOR ANY DECISION MADE OR ACTION OR INACTION TAKEN IN RELIANCE ON ANY CONTENT, INCLUDING THIRD-PARTY CONTENT. CAPITAL IQ FURTHER EXPLICITLY DISCLAIMS, ANY WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. CAPITAL IQ, SUPPLIERS OF THIRD-PARTY CONTENT AND ANY OTHER THIRD PARTY WORKING WITH CAPITAL IQ SHALL NOT BE RESPONSIBLE OR LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY DAMAGES OR LOSS (INCLUDING DIRECT, INDIRECT, INCIDENTAL, CONSEQUENTIAL AND ANY AND ALL OTHER FORMS OF DAMAGES OR LOSSES REGARDLESS OF THE FORM OF THE ACTION OR THE BASIS OF THE CLAIM) CAUSED OR ALLEGED TO BE CAUSED IN CONNECTION WITH YOUR USE OF THE CONTENT WHETHER OR NOT FORESEEABLE, EVEN IF CAPITAL IQ OR ANY OF THE SUPPLIERS OF THIRD-PARTY CONTENT OR OTHER THIRD PARTIES WORKING WITH CAPITAL IQ IN CONNECTION WITH THE CONTENT HAS BEEN ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES.

© 2014 Capital IQ, Inc.

WWW.SPCAPITALIQ.COM COPYRIGHT © 2014, S&P CAPITAL IQ, A PART OF MCGRAW HILL FINANCIAL.	12